UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: September 13, 2022
(Date of earliest event reported)

KIMBERLY-CLARK CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-225	39-0394230
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)
P.O. Box 619100
Dallas, TX
75261-9100
(Address of principal executive offices)
(Zip code)

Registrant’s telephone number, including area code: (972) 281-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KMB	New York Stock Exchange
0.625% Notes due 2024	KMB24	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 13, 2022, the Management Development and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Kimberly-Clark Corporation (the “Corporation”) approved the Kimberly-Clark Corporation Voluntary Deferred Compensation Plan (the “Plan”), pursuant to which eligible participants may elect to defer a portion of their compensation. Eligible Plan participants include key employees who have been selected by the Committee or our Chief Executive Officer, and who have submitted a written deferral agreement. Our obligations under the Plan are our general unsecured and unfunded obligations to pay deferred compensation in the future in accordance with the terms of the Plan.

The amount of compensation deferred by each Plan participant is determined in accordance with the Plan based upon participant elections. A participant may elect to defer up to a maximum of 50% of base salary and up to 90% of such participant’s annual performance bonus. Plan participants may make individual investment elections for their Plan accounts from one or more notional investment options designated by the Plan administrator. There is no employer match or similar contribution under the Plan.

A participant may elect to receive distributions from his or her account under the Plan in lump sum or installment payments. The times and forms of the payment of a distribution provided to a participant differ depending on the elections made by the participant in connection with a separation of service or on specified dates.

An irrevocable “rabbi” trust may be established to pay the Plan obligations at the discretion of the Plan administrator. If established, such trust will be responsible for investing the Plan assets as necessary or advisable to pay the Plan obligations, but such amounts will nevertheless continue to be subject to the claims of the Corporation’s creditors in the event of the Corporation’s insolvency or bankruptcy. We may make contributions to the trust and, under certain circumstances, will be required to make contributions to the trust.

The Plan is administered by the Kimberly-Clark Corporation Benefits Administration Committee, which has the power to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan, to construe and resolve all questions arising under the Plan, and otherwise to carry out the terms of the Plan. The Board may terminate the Plan at any time and, by action of the Board may amend the Plan from time to time; provided, however, that no such amendment shall be effective to the extent it reduces the value of a participant’s account under the Plan in existence as of such amendment to the extent accrued and vested.

A copy of the Plan is attached as Exhibit (10)d to this report and incorporated by reference.

Item 9.01    Financial Statements and Exhibits.

(a)Exhibits.

Exhibit 10(d) Kimberly-Clark Corporation Voluntary Deferred Compensation Plan, effective September 13, 2022.
Exhibit 101 Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.
Exhibit 104 The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBERLY-CLARK CORPORATION

Date:	September 15, 2022	By:	/s/ Alison M. Rhoten
Alison M. Rhoten Vice President, Deputy General Counsel, Global Corporate Affairs & Corporate Secretary